Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation
Vimeo.com, Inc.	Delaware

Vimeo Ukraine Technologies LLC	Ukraine

Vimeo Israel Ltd	Israel

Vimeo Technologies Private Limited	India

Livestream LLC	New York

Vimeo UK Limited	England & Wales

Vimeo Australia Pty Ltd	Australia